BOMBADIER PACIFIC TRUST

May 9, 2004

Marc Pilkington, President
Franklin Scientific, Inc.
1010 University Avenue PMB 40
San Diego CA 92103

Dear Marc:

After having received the consent of all required parties, we hereby contribute, for no consideration, 8,600,000 common shares of the Company to the Franklin Scientific Executive Compensation Plan. We feel that these shares will allow you to attract quality personnel without diluting the current shareholders.

Sincerely

s/David Koos

David Koos

Trustee